Exhibit 23.1

KPMG LLP Chartered Accountants Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5	Telephone Fax Internet	(416) 777-8500 (416) 777-8818 www.kpmg.ca

To the Board of Directors of Seabridge Gold Inc.

We consent to the inclusion in this Annual Report on Form 40-F of:

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our Independent Auditors’ Report of Registered Public Accounting Firm dated March 29, 2012, on the consolidated financial statements of Seabridge Gold Inc. (the "Company") comprising the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information

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our Report of Independent Registered Public Accounting Firm dated March 29, 2012 on the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010

─	our Report of Independent Registered Public Accounting Firm dated March 29, 2012 on the Company’s internal control over financial reporting as of December 31, 2011 each of which is contained or incorporated by reference in this Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2011.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 29, 2012